Exhibit 10(ee)

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into and effective as of January 1, 2007, (the “Effective Date”) by and between Newmont Global Employment Limited Partnership, a Bermuda Exempted Partnership, having its principal executive offices in Denver, Colorado (“Newmont”), and Pierre Lassonde (“Executive”).

I.  RECITALS

A.    Newmont and Executive entered into an Employment Agreement having an effective date of February 16, 2003, and Newmont and Executive subsequently amended the February 16, 2003 Employment Agreement on February 16, 2004 and July 28, 2005.

B.    Newmont and Executive desire to terminate the February 16, 2003 Employment Agreement and the February 16, 2004 and July 28, 2005 amendments of such Employment Agreement.

II.  COVENANTS

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.    Termination of Prior Employment Agreement:  Newmont and Executive hereby agree to the termination of the February 16, 2003 Employment Agreement and the February 16, 2004 and July 28, 2005 amendments of such Employment Agreement, as of the Effective Date of this Agreement.

B.    Term of Employment and Secondment:  This Agreement shall be effective from the Effective Date to April 30, 2007 (the “Term”). The Term may only be extended by a written agreement between the parties. The Executive acknowledges and agrees that Newmont, in its sole discretion, may second the Executive to the Company’s indirect parent Corporation, Newmont Mining Corporation, a Delaware Corporation, and/or Newmont’s affiliate, Newmont USA Limited, and/or to any other affiliate of Newmont Mining Corporation, with or without a written secondment agreement, for all of any part of the term of this Agreement. In the event of such secondment, the Executive will operate as a seconded employee of seconding affiliate.

C.    Position and Duties:  The Executive shall serve as Vice Chairman of Newmont Mining Corporation and shall perform duties subject to the overall policies and directions of Newmont Mining Corporation’s Chief Executive Officer. In performing his duties hereunder, the Executive shall comply with all laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any governmental authority, including without limitation those addressing the preservation of health, safety, and the environment, the U.S. Foreign Corrupt Practices Act (which prohibits the direct or indirect delivery of anything of value to government officials to secure an improper advantage), and other laws that are applicable to this Agreement or the Executive’s performance of his duties hereunder.

D.    Prohibited Competitive Activities:  As of the Effective Date, Executive shall not directly or indirectly render services of a business or professional, or commercial nature to any person or firm other than for Newmont or any of its affiliates, whether for compensation or otherwise, without the prior express authorization of the Chief Executive Officer of Newmont.

E.    Compensation and Benefits:

1.    Salary:  Newmont shall pay the Executive a base salary at a monthly rate of twenty-thousand eight-hundred and thirty-four United States dollars (U.S. $20,834), converted into Canadian dollars. Such salary shall be earned and shall be payable in periodic installments in accordance with Newmont’s general payroll practices. Executive’s monthly salary shall be reduced by standard withholding taxes and other legally authorized deductions.

2.    Health and Welfare Benefit Plans:  Executive shall be entitled to participate in health, dental, vision and disability plans maintained by Newmont USA Limited, or plans of any of its affiliates during the Term and following the Term pursuant to the terms of the applicable plans.

3.    Stock and Bonus Pay Practices:  Executive shall not participate in any cash bonus or stock bonus practices of Newmont USA Limited, or any of its affiliates during the Term, including the Annual Incentive Compensation Practice, Employee Performance Incentive Compensation Payroll Practice or stock option grant practice.

4.    Executive Change of Control Plan:  Executive shall not participate in the Executive Change of Control Plan of Newmont.

5.    Severance Plan:  Executive shall not participate in the Severance Plan of Newmont.

6.    Life Insurance:  Executive is entitled to participate in the Officers’ Death Benefit Plan of Newmont, pursuant to the terms of such plan.

7.    Retirement Benefits:  Executive shall continue to participate in the International Retirement Plan during the Term.

8.    Club Memberships:  Newmont will provide reimbursement to Executive for business club memberships such as the University Club or the Brown Palace Club.

9.    Expenses:  Newmont shall reimburse Executive for reasonable expenses for parking at Newmont’s business offices in Denver, Colorado, cellular telephone usage, travel, meals, lodging and similar items incurred in the conduct of the business of Newmont and its affiliates. Newmont shall reimburse such expenses in accordance with Newmont’s general expense reimbursement policies.

10.    Office Space and Assistance:  Newmont shall provide Executive with office space as well as access to secretarial assistance.

11.    Tax Preparation Services:  Newmont shall not reimburse Executive or pay for the costs of any tax preparation services for the 2007 tax year.

F.    Termination of Employment By Company:  The Company may terminate the Executive’s employment for Cause, as defined below. Cause shall mean:

1.    the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated entities (other than any such failure resulting from incapacity due to physical or mental illness) or his failure to follow policies, directions or the Company’s code of conduct, after a written demand for substantial performance is delivered to the Executive by the Board of its delegate. Such written demand shall identify the manner in which the Board or its delegate believes that the Executive has not substantially performed the Executive’s duties. Notwithstanding the foregoing, written demand for substantial performance shall not be required if the Board or its delegate determines that immediate action, including termination of the Executive, is necessary to avoid potential injury or harm to the Company or any person; or

2.    the engaging by the Executive in illegal conduct or gross negligence or willful misconduct which is potentially injurious to the Company or any affiliated entity; provided that if the Executive acts in accordance with an authorized written opinion of the Company’s or an affiliated entity’s legal counsel, such action will not constitute “Cause” under this definition; or

3.    any dishonest or fraudulent activity by the Executive or the reasonable belief by the Company of the Executive’s breach of any contract, agreement or representation with the Company or an affiliated entity.

In the event the Company determines that Cause exists and the Company terminates executive’s employment, the Company shall have no contractual payment or other contractual obligations to Executive pursuant to the terms of this Agreement.

G.    Termination of Employment by Executive:  Executive may terminate the Executive’s employment with the Company at any time for any reason. In the event the Executive does terminate employment with the Company for any reason, Company shall have no contractual payment or other contractual obligations to Executive pursuant to the terms of this Agreement.

H.    Resignation, Retirement or End of Term:  On and as of the date of the termination of employment of Executive, either at the initiation of the Executive or the Company for any reason, or upon the end of the Term, the Executive shall resign from his position as an employee of the Company and from all other positions he holds with the Company or with third parties at the request of the Company; provided, however, that the Executive’s position as director of Newmont Mining Corporation shall not be subject to this requirement and the Executive shall remain in such position subject to the normal terms and conditions of such directorship.

I.    Exclusive Remedy:  Except for the payments and benefits provided in this Agreement, upon expiration of the Term or termination of employment for any reason, the Executive shall have no other claims against, or be entitled to no other payments or benefits from the Company pursuant to the Company’s policies, plans or other arrangements.

J.    Confidential Information:  During and after the Term of employment, the Executive shall not use or disclose any secret, confidential or proprietary information, knowledge or data relating to the Company or any of its affiliates, present and future, and their respective businesses, which were obtained by the Executive during his employment with the Company, unless such information is within the public knowledge at the time of the disclosure by the Executive (other than by acts of the Executive or his representatives in violation of this Agreement). However, nothing in this Agreement shall restrict or preclude Executive from, or otherwise influence Executive in, testifying fully and truthfully in legal or administrative proceedings against Company, as required by law or formal legal process.

K.    Non-Compete:  Other than performing duties for the Company and any of its affiliates during the Term and for a period of one (1) year immediately following Executive’s separation of employment from Company, the Executive shall not compete, directly or indirectly, with any business then being conducted or developed by the Company or any of its affiliates without the prior written consent of the Company and the applicable Board. For purposes of this provision, the term “compete” shall mean the Executive rendering any advice or service, whether in association with or as an employee, stockholder, director, officer, consultant, independent contractor, partner, co-venturer, or investor (excluding any interest of Executive through investment of up to an aggregate of 3% in the equity or debt securities or equivalent partnership or other equity interest of any entity required to register under Section 12(g) of the Securities Exchange Act of 1934) to or on behalf of any organization conducting any business then competitive to that of the Company or any of its affiliates.

L.    Relief for Non-Compete:  The executive acknowledges that there is no adequate remedy at law for the breach of his obligations under paragraph II.K of this Agreement, and that the Company and/or its affiliates will suffer irreparable harm as a result of any such breach. Therefore, Executive agrees that the Company and/or its affiliates, as applicable, shall be entitled to equitable relief, including temporary and permanent injunctive relief without the obligation of posting bond (cash or otherwise), in the event of actual or threatened breach by the Executive of paragraph II.K.

M.    Successorship:  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall mean any person, firm, corporation, or other business entity (i) which, at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Company, or (ii) if the successor or assignee is an affiliate of the Company, a general reorganization of the corporate structure of the Company and its affiliates.

N.    Governing Law:  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, Canada.

O.    Severability.  In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

P.    Waiver or Breach:  No waiver or any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

Q.    Entire Agreement.  This Agreement supersedes all prior written and verbal promises and agreements between the parties. This Agreement constitutes the entire agreement between the parties and may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by any employee of the Company shall modify or otherwise affect the terms and provisions of this Agreement.

R.    No Assignment:  Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity; provided, however that payments may be made to the Executive’s estate or beneficiaries if any such payments are due following death of Executive.

S.    Construction:  Each party has cooperated in the drafting and preparation of this Agreement. Any construction of this Agreement shall not be made against any party on the basis that the party was the drafter.

T.    Notices:  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set for below.

Company:	Newmont Global Employment Limited Partnership 1700 Lincoln Street Denver, CO 80203 Attn: Chief Executive Officer Fax: (303) 837-6100

Executive:	Mr. Pierre Lassonde 9 Jackes Avenue, Suite 201 Toronto, Ontario M4T 1E2

U.    Representation:  The Executive represents that he is knowledgeable and sophisticated as to the business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. The Executive acknowledges that prior to assenting to the terms of this Agreement that he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s length with the Company as to its contents. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

Newmont Global Employment		Pierre Lassonde
Limited Partnership
(“Newmont”)		(“Executive”)

By:	/s/ Sharon E. Thomas	/s/ Pierre Lassonde
Title: Vice President, Newmont USA Limited
	Date: February 6, 2007	Date: February 6, 2007